QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

For Immediate Release

Contact:	Carrie Doyle 312-580-4865 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES CHANGE OF CONTROL OFFER WITH
RESPECT TO ITS 11 1/2% SENIOR NOTES DUE 2006

        CHICAGO, December 4, 2002—Smurfit-Stone Container Corporation today announced that Stone Container Finance Company of Canada ("Stone Finance Canada"), an indirect, wholly-owned subsidiary of Smurfit-Stone, is commencing a change of control offer relating to its $200,000,000 aggregate principal amount of outstanding 11 1/2% Senior Notes due 2006 (the "Notes"). The sole purpose of this Offer to Purchase is to fulfill Stone Finance Canada's obligations under Section 1013 of the Indenture governing the Notes, which requires Stone Finance Canada to make an offer to purchase the Notes due to the acquisition of Stone Container by Smurfit-Stone Container Corporation on November 18, 1998 (which constituted a "Change of Control" under the Indenture). At the time of the Change of Control, a purchase of Notes would have constituted an event of default under Stone Container's senior bank credit agreement; consequently, the Indenture required that Stone Finance Canada either repay the indebtedness arising under the credit agreement or obtain the consent of the lenders to the purchase of the Notes. In July 2002, Stone Container amended the credit agreement to, among other things, allow Stone Finance Canada to purchase any and all Notes validly tendered pursuant to a change of control offer.

        As required by the Indenture and described in more detail in the Offer to Purchase Statement dated December 4, 2002, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the offer shall be an amount equal to (1) 101% of the principal amount thereof plus (2) accrued interest payable on the Notes to the settlement date. The offer will expire at 5:00 p.m., New York City time, on Thursday, January 2, 2003, unless extended.

        For additional information regarding the change of control offer, please contact The Bank of New York, the Depositary for the offer, at (212) 815-5920.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase with respect to any Notes. The change of control offer is being made solely by the Offer to Purchase Statement.

# # #

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

QuickLinks

  Exhibit 99.1